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                                                                     EXHIBIT 5.1
                                                              OPINION OF COUNSEL


                              February 12, 1998

The Board of Directors
TAVA Technologies, Inc.
7887 E. Belleview Avenue, Suite 820
Englewood,  CO  80111

RE:  FORM S-8 REGISTRATION STATEMENT
     OPINION OF COUNSEL

Dear Board Members:

     As securities counsel for TAVA Technologies, Inc. (the "Company") a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as restated and amended, and Bylaws, as amended, of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

     We have also, as such counsel, examined the Registration Statement on Form S-8, File No. 333-______ (the "Registration Statement") to be filed with the Commission on or about February 13, 1998 covering up to 300,000 shares of Common Stock, $.0001 par value (the "Common Stock"), which may be issued under the Company's 1992 Employee Stock Purchase Plan (the "Plan"), as more particularly described in the Registration Statement.

     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock reserved for issuance under the Plan have been duly authorized and, upon issuance and payment as provided by the Plan, will constitute validly and legally issued, fully paid and non-assessable shares of Common Stock.

     This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein. This opinion is furnished to you solely in connection with the transactions referred to herein, and may not be relied on by any other person, firm or entity without our prior written consent.

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The Board of Directors
TAVA Technologies, Inc.
Page 2

     We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,


                                   /s/ KEY & MEHRINGER, PC